Exhibit 4.3

ANTIGENICS, INC.

Waiver of Rights Upon Issuance of Other Securities

RECITALS

1.	Reference is made to the Senior Secured Convertible Notes issued on October 30, 2006 (together with any senior secured convertible notes issued in replacement or exchange thereof in accordance with the terms thereof and any senior secured convertible notes issued to pay interest, the “Notes”), by Antigenics, Inc., a Delaware corporation (the “Company”) to Ingalls & Snyder Value Partners L.P. (“Ingalls”) and Penrith LTD (“Penrith” and together with Ingalls, the “Investors”).

2.	Pursuant to an Agreement to be negotiated and executed within 30 days of the date hereof to be entered into between the Company and certain prospective investors, the Company will agree to sell and issue up to an aggregate number of shares equal to $20,000,000 shares of Common Stock of the Company, par value $0.01 per share (“Common Shares”), and warrants (“Warrants”) to purchase up to an additional $10,000,000 shares of Common Stock (the Common Shares, Warrants and the Common Stock issuable upon exercise of the Warrants, “New Securities”).

3.	Pursuant to Section 7(a) of the Notes, the Investors will have certain anti-dilutive rights upon issuance of the New Securities proposed to be sold and issued (the “Anti-Dilutive Rights”).

4.	The undersigned parties desire to permit the sale and issuance of the New Securities without triggering the Anti-Dilutive Rights.

5.	The undersigned Ingalls holds 2006 Notes representing at least a majority of the aggregate principal amount of the 2006 Notes outstanding as of the date hereof.

NOW THEREFORE, the undersigned agree as follows:

1.	Waiver. The Investors hereby waive all of their rights under Sections 4 and 7(a) of the Notes with respect to the sale, issuance and exercise of the New Securities.

2.	Miscellaneous. Other than as specifically set forth herein, this Consent of Rights Upon Issuance of Other Securities shall not be construed as a consent to any future action or a waiver of any right or remedy on any future occasion. This Waiver of Rights Upon Issuance of Other Securities may be executed in one or more counterparts, all of which shall be considered one and the same waiver.

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IN WITNESS WHEREOF, the undersigned have executed this Waiver of Rights Upon Issuance of Other Securities as of July 31, 2009.

ANTIGENICS INC.

By:	/s/ Shalini Sharp
	Name:	Shalini Sharp
	Title:	CFO

INVESTORS:

INGALLS & SNYDER VALUE PARTNERS L.P.

By:	/s/ Thomas O. Boucher Jr.
Name:	Thomas O. Boucher Jr.
Title:	General Partner